UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Trevena, Inc.
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Trevena Announces Two Leading Independent Proxy Advisory Firms Recommend Shareholders Vote “For” All Proposals Ahead of Special Meeting of Stockholders

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Glass Lewis and Institutional Shareholder Services (ISS) independently recommend that Trevena shareholders vote “FOR” proposals to approve a Reverse Stock Split and concurrent Authorized Share Reduction

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CHESTERBROOK, PA., Jul. 23, 2021 (GLOBE NEWSWIRE) -- Trevena, Inc. (Nasdaq: TRVN), a biopharmaceutical company focused on the development and commercialization of novel medicines for patients with central nervous system (CNS) disorders, today announced that Glass Lewis and ISS, two independent, leading proxy advisory firms, have both recommended that Trevena shareholders vote “FOR” Proposals 1 & 2 set forth in its Definitive Proxy Statement filed with the Securities and Exchange Commission on July 6, 2021 in connection with its Special Meeting of Stockholders, which seek to amend Trevena’s Amended and Restated Certificate of Incorporation to approve a Reverse Stock Split and concurrent Authorized Share Reduction. The Special Meeting will be held on August 9, 2021 at 8:30 a.m. ET and will be held virtually at http://www.virtualshareholdermeeting.com/TRVN2021SM.

"We greatly appreciate the third-party, independent recommendations from both Glass Lewis and ISS," said Carrie Bourdow, President and CEO of Trevena. "Trevena has had a transformational year and these proposals are key to positioning the company for continued long term growth, as detailed in our Proxy Statement."

Glass Lewis and ISS are widely recognized as two of the leading independent proxy voting and corporate governance advisory firms. Their recommendations are relied upon by institutional investment firms, mutual funds, and other fiduciaries globally. Glass Lewis and ISS are independent proxy advisory firms and do not have any business relationship with Trevena. Trevena did not engage or compensate either firm for its analysis or recommendations.

Trevena shareholders are urged to vote as Glass Lewis and ISS recommend by voting “FOR” the two proposals detailed below:

•	Proposal 1: Approval of a reverse stock split of our issued and outstanding shares of common stock at a ratio of one (1) share of common stock for every four (4) shares of common stock (the “Reverse Stock Split”), to be effected through an amendment to our amended and restated certificate of incorporation (as amended, the “Restated Certificate”); and

•	Proposal 2: Approval to decrease the number of authorized shares of common stock from 200,000,000 to 100,000,000 (the “Authorized Share Reduction”), contingent upon and concurrent with the Reverse Stock Split, to be effected through an amendment to the Restated Certificate.

Shareholders with questions may call Alliance Advisors, LLC at 833-501-4709 or by email at trevena@allianceadvisors.com.

About Trevena

Trevena, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative medicines for patients with CNS disorders. The Company has one approved product in the United States, OLINVYK® (oliceridine) injection, indicated in adults for the management of acute pain severe enough to require an intravenous opioid analgesic and for whom alternative treatments are inadequate. The Company’s novel pipeline is based on Nobel Prize winning research and includes four differentiated investigational drug candidates: TRV250 for the acute treatment of migraine, TRV734 for maintenance treatment of opioid use disorder, TRV045 for diabetic neuropathic pain and epilepsy, and TRV027 for acute respiratory distress syndrome and abnormal blood clotting in COVID-19 patients.

For more information, please visit www.Trevena.com

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company’s strategy, future operations, clinical development and trials of its therapeutic candidates, plans for potential future product candidates, commercialization of approved drug products and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “objective,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “ongoing,” or the negative of these terms or similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the commercialization of any approved drug product, the status, timing, costs, results and interpretation of the Company’s clinical trials or any future trials of any of the Company’s investigational drug candidates; the uncertainties inherent in conducting clinical trials; expectations for regulatory interactions, submissions and approvals, including the Company’s assessment of the discussions with the FDA or other regulatory agencies about any and all of its programs; uncertainties related to the commercialization of OLINVYK; available funding; uncertainties related to the Company’s intellectual property; uncertainties related to the ongoing COVID-19 pandemic, other matters that could affect the availability or commercial potential of the Company’s therapeutic candidates; and other factors discussed in the Risk Factors set forth in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings the Company makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent the Company’s views only as of the date hereof. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, except as may be required by law.

For more information, please contact:

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors, LLC

daniel@lifesciadvisors.com

(617) 430-7576

Company Contact:

Sasha Bennett
Associate Vice President
Clyde Group
Sasha.Bennett@clydegroup.com
(239) 248-3409